Exhibit 5.1
[Letterhead of Locke Lord Bissell & Liddell LLP]
August 25, 2009
CM REIT, Inc.
1291 N. Galleria Drive, Suite 200
Henderson, Nevada 89014
Ladies and Gentlemen:
     We have acted as special counsel to CM REIT, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-11 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 100,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”).
     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including, without limitation, the Company’s Articles of Incorporation, the Company’s Bylaws, the Registration Statement and resolutions of the Company’s board of directors relating to the issuance and sale of the Common Stock and matters related thereto (“Resolutions”). In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following the (i) effectiveness of the Registration Statement, (ii) issuance of the Common Stock pursuant to the terms of the Resolutions and the Registration Statement, and (iii) receipt by the Company of the consideration for the Common Stock authorized by the Resolutions, the Shares will be duly authorized and validly issued, fully paid, and non-assessable.
     This opinion is being furnished to you for use in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to

CM REIT, Inc.
August 25, 2009

compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.
     The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change with respect to any matter set forth herein.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours, Locke Lord Bissell & Liddell LLP
By:	/s/ X. Lane Folsom
X. Lane Folsom, Partner